Exhibit 10(qq)

BENEFIT PLAN REVIEW COMMITTEE OF OLIN CORPORATION

AMENDMENT TO THE

OLIN SENIOR EXECUTIVE PENSION PLAN

(As amended and restated effective July 27, 2000)

Olin Corporation (the “Company”) currently maintains the Olin Senior Executive Pension Plan (the “Plan”). In Section 7.1 of the Plan, the Company reserved the right to amend the Plan. Pursuant to the authority of the Benefit Plan Review Committee of Olin Corporation (“the Committee”), effective as of January 1, 2006, the Committee consents to the amendment of the Plan in the following manner:

1.	Article IV of the Plan is amended by adding the following Section 4.9:

“4.9. Elimination Of Employee-Grantor Trust Option. Notwithstanding anything in the Plan to the contrary, the payment option of establishing an employee-grantor trust shall be eliminated effective as of January 1, 2006, and the Plan shall be construed in accordance with the elimination of such payment option where applicable.”